EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-92495) pertaining to the LMI Aerospace, Inc. Profit-Sharing and Savings Plan and Trust, of our report dated June 28, 2016, on our audits of the statements of net assets available for benefits of LMI Aerospace, Inc. Profit-Sharing and Savings Plan and Trust as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended December 31, 2015 and 2014, which report appears in the December 31, 2015, annual report on Form11-K of the LMI Aerospace, Inc. Profit-Sharing and Savings Plan and Trust.

/s/ BKD, LLP
St. Louis, Missouri
June 28, 2016